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                                                                    EXHIBIT 99.1

CONTACT:  TERRY ADAMS
          972/519-4358



             DSC COLLECTS $140 MILLION JUDGMENT FROM NEXT LEVEL
                         FOR THEFT OF TRADE SECRETS


Dallas, TX., November 7, 1997... DSC Communications Corporation announced today that, following a lengthy appeals process, a final judgment has been entered in DSC's favor in its theft of trade secrets case against Next Level Communications and former DSC employees, Thomas Eames and Peter Keeler. Eames and Keeler founded Next Level Communications, while still employees of DSC, to compete against the company.

The final judgment was entered by Judge Paul Brown, in U.S. District Court, Eastern District of Texas, Sherman Division. Included were damages for theft of trade secrets, punitive damages, court costs and interest from July 3, 1997. These damages, which totaled $140,691,717.81, were paid in full today by Next Level Communications.

DSC's Vice President and General Counsel George Brunt said: "While the wheels of justice may turn slowly, it is gratifying to see that crime does not pay. Further, DSC is committed to protecting its intellectual property. That message should be clear from this long court case and ultimate recovery."

DSC Communications is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and video services, such as intelligent network, wireless, Internet and switched digital video applications. DSC had annual revenues of approximately $1.4 billion in 1996 and is active in more than 60 countries worldwide.


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                              http://www.dsccc.com





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